As filed with the Securities and Exchange Commission on June 24, 2002
                                                         Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             -----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             -----------------------

                              HOLLYWOOD MEDIA CORP.
             (Exact name of registrant as specified in its charter)


                   Florida                                  65-0385686
---------------------------------------------      -----------------------------
(State or other jurisdiction of incorporation      (IRS Employer Identification
               or organization)                              Number)


2255 Glades Road, Suite 237 West                     Mitchell Rubenstein
    Boca Raton, Florida 33431                      Chief Executive Officer
          (561) 998-8000                            Hollywood Media Corp.
--------------------------------             2255 Glades Road, Suite 237 West
(Address, including zip code and                 Boca Raton, Florida 33431
telephone number, including area               Telephone No. (561) 998-8000
 code, of registrant's principal               Facsimile No. (561) 998-2974
      executive offices)                 ---------------------------------------
                                         (Name, address, including zip code, and
                                          telephone number, including area code,
                                                 of agent for service)

                          Copies of communications to:
                             W. Robert Shearer, Esq.
                           Weil, Gotshal & Manges LLP
                            700 Louisiana, Suite 1600
                              Houston, Texas 77002
                          Telephone No. (713) 546-5275
                          Facsimile No. (713) 224-9511

                           ---------------------------

        Approximate date of commencement of proposed sale to the public:
     From time to time after this registration statement becomes effective.

                           ---------------------------

           If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

           If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

================================================================================

                         CALCULATION OF REGISTRATION FEE

                                                        Proposed Maximum         Proposed Maximum                Amount Of
   Title of Shares                   Amount To           Offering Price         Aggregate Offering             Registration
   To Be Registered                Be Registered(2)         Per Share                  Price                        Fee
-------------------------------   -----------------   ---------------------- --------------------------     -------------------
Common stock, par value $.01
  per share (1)                      2,759,307(3)            $1.90(4)           $     5,242,683(4)            $      483.00 (5)

Common stock, par value $.01
  per share (1)                         20,673               $1.90(4)           $        39,278(4)            $        4.00 (5)

                                                                                                 TOTAL FEE:   $      487.00
                                                                                                              =============

----------------------------------------

      (1) Also relates to stock purchase rights that are attached to all shares of common stock of the registrant in accordance with the Amended and Restated Rights Agreement (or "poison pill") between the Registrant and American Stock Transfer & Trust Company, dated as of August 23, 1996. These rights are not exercisable until the occurrence of events specified in the Rights Agreement, are evidenced by the certificates for the common stock and are transferred along with and only with the common stock. The value attributable to these rights, if any, is reflected in the value of the common stock.

      (2) The registration statement also includes an indeterminate number of additional shares of common stock that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act").

      (3) Represents shares of common stock that are issuable upon the (a) conversion of Hollywood Media's 6% Senior Convertible Debentures due 2005 issued in a private placement on May 22, 2002 and as payment of interest thereon and (b) exercise of warrants issued by Hollywood Media in the private placement.

      (4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act.

      (5) Calculated pursuant to Rule 457(c) under the Securities Act, on the basis of $1.90 per share, which was the average of the high and low prices of the Registrant's common stock as reported on the Nasdaq National Market on June 19, 2002.


================================================================================
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

           The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED JUNE 24, 2002
PROSPECTUS
----------

                        2,779,980 SHARES OF COMMON STOCK

                              HOLLYWOOD MEDIA CORP.


THE OFFERING:

           This prospectus relates to the resale of 2,779,980 shares of common stock, which consist of 2,233,295 shares of common stock issuable upon the conversion of Hollywood Media's 6% Senior Convertible Debentures Due 2005 and as payment of interest thereon and 526,012 shares of common stock issuable upon the exercise of warrants. In addition, this prospectus includes 20,673 shares of common stock that are currently outstanding. All of these shares and warrants were issued and sold pursuant to private placements to the selling shareholders listed on pages 13 and 14 of this prospectus. We are registering these shares of common stock pursuant to commitments to register the shares with the selling shareholders.

USE OF PROCEEDS:

           We will not receive any proceeds from the sale of the shares of common stock by the selling shareholders, other than payment of the exercise price of the warrants. The selling shareholders may sell the shares at prices determined by the prevailing market price for the shares or in negotiated transactions. The selling shareholders may also sell the shares to or with the assistance of broker-dealers who may receive compensation in excess of their customary commissions.

TRADING MARKET:

           Our common stock is quoted on the Nasdaq National Market under the symbol "HOLL." On June 19, 2002, the last reported sales price of our common stock on the Nasdaq National Market was $1.98 per share.

OFFERING EXPENSES:

           We will pay the expenses of registering the shares.

      YOU SHOULD CAREFULLY CONSIDER THE "RISKS OF INVESTING IN OUR SHARES"
                SECTION BEGINNING ON PAGE 3 OF THIS PROSPECTUS.
--------------------------------------------------------------------------------

           These shares have not been approved by the Securities and Exchange Commission or any state securities commission nor have these organizations determined whether this prospectus is complete or accurate. Any representation to the contrary is a criminal offense.

           You should only rely on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. Our common stock is not being offered in any state where the offer or sale is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

               THE DATE OF THIS PROSPECTUS IS _____________, 2002

                                TABLE OF CONTENTS

                                                                          Page

RISKS OF INVESTING IN OUR SHARES............................................3

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS........................9

ABOUT HOLLYWOOD MEDIA CORP.................................................10

PROCEEDS FROM SALE OF THE SHARES...........................................13

SELLING SHAREHOLDERS.......................................................13

HOW THE SHARES MAY BE DISTRIBUTED..........................................16

OUR CAPITAL STOCK..........................................................18

LEGAL OPINION..............................................................20

EXPERTS....................................................................20

WHERE YOU CAN FIND MORE INFORMATION........................................20

                        RISKS OF INVESTING IN OUR SHARES

           THE SHARES OFFERED ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING MATTERS, AS WELL AS THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE INVESTING.

           WE HAVE A HISTORY OF LOSSES AND AN ACCUMULATED DEFICIT. WE ANTICIPATE FURTHER LOSSES IN THE FUTURE AND OUR OPERATING RESULTS COULD FLUCTUATE SIGNIFICANTLY ON A QUARTERLY AND ANNUAL BASIS.

           We have incurred significant losses since we began doing business. In the years ended December 31, 2001, 2000 and 1999 we had net losses of approximately $41.8 million, $51.8 million and $24.7 million, respectively. In the three months ended March 31, 2002, we had a net loss of $7.5 million. As of March 31, 2002, we had an accumulated deficit of approximately $162.2 million. We expect to incur additional losses during the next several years while we continue to grow our businesses. Our future success will depend on the continued growth in the use of the Internet in general, our ticketing services and web sites in particular and our ability to generate ticketing, syndication and advertising revenues.

           In addition, our Internet and ticketing operating results may fluctuate significantly in the future as a result of a variety of factors, including:

      o seasonal variations in the demand for Broadway tickets and resulting variations in our revenue from Broadway ticket sales;

      o our ability to maintain and increase levels of traffic on our web sites;

      o the possibility of decreased demand for our syndicated content as a result of decreases in the number of content-oriented web sites and general downturns in the Internet industry;

      o     our ability to sell advertisements to be displayed on our web sites;

      o seasonal trends in Internet usage and Internet sales and advertising placements;

      o our ability to enter into or renew strategic relationships and agreements with popular media and entertainment organizations, web sites and media celebrities;

      o the amount and timing or our marketing expenditures and other costs relating to the expansion of our operations

      o new products, web sites or Internet services introduced by us or our competitors; and

      o technical difficulties, security concerns or system downtime affecting the Internet generally or the operation of our web sites in particular.

           As a result, our operating results for any particular period may not accurately predict our future operating results.

           WE MAY NOT ABLE TO COMPETE SUCCESSFULLY.

           Ticketing Businesses. The market for Internet, telephone and wireless ticketing services and products is intensely competitive and rapidly changing. The number of telephone services, online services, wireless services and web sites competing for consumers' attention and spending has proliferated and we expect that competition will continue to intensify. We compete, directly and indirectly, for customers, advertisers, members and content providers with the following categories of companies:

      o telephone services, wireless services and web sites targeted to entertainment enthusiasts, moviegoers, theatergoers and other eventgoers, which feature directories of movies, shows, events, showtimes, theater and event locations and related content, and also allow users to purchase tickets;

      o travel agents and other traditional ticketing organizations, companies, agents and brokers; and

      o the box office at each of the venues that hold events for which we sell tickets.

           Internet Businesses. The market for Internet services and products is intensely competitive and rapidly changing. Competition could result in reduced traffic to our web sites, price reductions for content that we syndicate and advertising that we offer, a decline in product sales, reduced margins or loss of market share, any of which could cause a material decrease in our revenues. We compete, directly and indirectly, for advertisers, viewers, members and content providers with the following categories of companies:

      o online services or web sites targeted to entertainment enthusiasts, particularly moviegoers and theatergoers, such as Film.com, IMDb.com and Playbill.com;

      o publishers and distributors of traditional off-line media, such as television, radio and print, including those targeted to movie enthusiasts, many of which have established or may establish web sites, such as Eonline.com;

      o traditional movie and entertainment organizations and vendors or entertainment merchandise and products, including conventional retail stores and catalog retailers, many of which have established web sites, including Disney and Warner Bros.;

      o general purpose consumer online services such as AOL, Yahoo!, and MSN, each of which provides access to movie-related information and services; and

      o web search and retrieval and other online services, such as Yahoo!, Lycos and other high-traffic web sites.

           We believe that the principal competitive factors in attracting and retaining users are the depth, breadth and timeliness of content, the ability to offer compelling and entertaining content and brand recognition. Other important factors in attracting and retaining users include ease of use, service quality and cost. We believe that the principal competitive factors in attracting and retaining advertisers include the number of users of our web site, the demographics of our users, price and the creative implementation of advertisement placements and sponsorship promotions. There can be no assurance that we will be able to compete favorably with respect to these factors.

           Based on our review of publicly available documents, we believe some of our existing competitors in both our ticketing and Internet businesses, as well as potential new competitors, have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and substantially larger user bases than we do and, therefore, have significantly greater ability to attract advertisers and users. In addition, many of these competitors may be able to respond more quickly than us to new or emerging technologies and changes in Internet user requirements and to devote greater resources than us to the development, promotion and sale of their services. There can be no assurance that our current or potential competitors will not develop products and services comparable or superior to those developed by us or adapt more quickly than us to new technologies, evolving industry trends or changing Internet user preferences. Increased competition could result in price reductions, reduced margins or loss of market share, any of which would result in a decrease in our revenues. There can be no assurance that we will be able to compete successfully against current and future competitors, or that competitive pressures faced by us would not impair our ability to expand our operations or grow our revenues.

           Intellectual Properties and Book Development and Licensing Businesses. Numerous companies and individuals are engaged in the book development business. We also compete with a large number of companies that license characters and properties into film, television, books and merchandise. Competition in these businesses is largely based on the number and quality of relationships that we are able to develop with authors and celebrities. There can be no assurance that our current or future competitors will not be successful in developing relationships with authors and celebrities with whom we have previously had relationships. Our revenues will decrease if we are unable to maintain these relationships or develop new relationships.

           WE MAY REQUIRE ADDITIONAL CAPITAL TO FINANCE OUR OPERATIONS AND THERE CAN BE NO ASSURANCE THAT ADDITIONAL FINANCING WILL BE AVAILABLE.

           We have required substantial financing to fund our acquisitions and growth since our inception. We may continue to require additional financing for marketing and promotional activities, to fund our growth plan and for working capital. Our current operating plans and assumptions indicate that anticipated cash flows when combined with cash on hand and other potential sources of capital will be enough to meet our working capital requirements for the next twelve months. If plans change or our assumptions prove to be inaccurate, we may need to seek further financing or curtail our operations. The actual amount and timing of our future capital requirements may differ materially from our estimates as a result of, among other things, decreases in revenue from advertising sales compared to our projections, the possibility that we acquire new businesses that generate cash losses, and unanticipated capital expenditures to maintain and improve our web sites and other operations. Our long-term financial success depends on our ability to generate enough revenue and cash flow to offset operating expenses. To the extent we do not generate sufficient revenues and cash flow to offset expenses we will require further financing to fund our ongoing operations. We cannot assure you that any additional financing will be available or if available, that it will be on favorable terms. The terms of any financing that we enter into will vary depending on, among other things, our then current financial condition, the market price of our common stock and the number of outstanding options and warrants to purchase our common stock and the exercise price of those options and warrants.

           WE MAY NOT BE ABLE TO SUCCESSFULLY PROTECT OUR TRADEMARKS AND PROPRIETARY RIGHTS.

           Intellectual Properties Business. Hollywood Media has applied for trademark and copyright protection for each of its major intellectual property titles and featured characters. Hollywood Media (including Netco Partners) currently has approximately 46 U.S. registered trademarks and approximately seven trademark applications are pending related to this business. As Hollywood Media's properties are developed, Hollywood Media intends to apply for further trademark and copyright protection in the United States and certain foreign countries.

           Internet Businesses. We own trademark registrations in the United States for ALL ABOUT MOVIES, HOLLYWOOD ONLINE, MOVIETUNES.COM, THE GOLDEN HITCH, GIVING TRAILERS THE RESPECT THEY DESERVE and ISN'T IT TIME YOU WENT HOLLYWOOD! and in a number of foreign countries for HOLLYWOOD ONLINE. We have filed trademark applications in the United States for the marks HOLLYWOOD MEDIA CORP., HOLLYWOOD.COM, BROADWAY.COM and the slogans ON STAGE! ONLINE, and WHERE MOVIEGOERS GO and we have filed trademark applications in foreign countries for the mark HOLLYWOOD.COM.

           Our performance and ability to compete are dependent to a significant degree on our internally developed and licensed content and technology. We rely on a combination of copyright, trademark and trade secret laws, confidentiality and nondisclosure agreements with our employees and with third parties and contractual provisions to establish and maintain our proprietary rights. There can be no assurance that the steps taken by us to protect our proprietary rights will be adequate, or that third parties will not infringe upon or misappropriate our copyrights, trademarks, service marks and similar proprietary rights. In addition, effective copyright and trademark protection may be unenforceable or limited in certain foreign countries. In the future, litigation may be necessary to enforce and protect our trademarks, service marks, trade secrets, copyrights and other intellectual property rights. Any such litigation would be costly and could divert management's attention from other more productive activities. Adverse determinations in such litigation could result in the loss of certain of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties, or prevent us from selling our services.

           There can be no assurance that third parties will not bring copyright or trademark infringement claims against us, or claim that our use of certain technology violates a patent. Even if these claims are not meritorious, they could be costly and could divert management's attention from other more productive activities. If it is determined that we have infringed upon or misappropriated a third party's proprietary rights, there can be no assurance that any necessary licenses or rights could be obtained on terms satisfactory to us, if at all. The inability to obtain any required license on satisfactory terms could force us to incur expenses to change the way we operate our businesses. If our competitors prepare and file applications that claim trademarks owned or registered by us, we may oppose these applications and have to participate in administrative proceedings to determine priority of right in the trademark, which could result in substantial costs to us, even if the eventual outcome is favorable to us. An adverse outcome could require us to license disputed rights from third parties or to cease using such trademarks. In addition, inasmuch as we license a portion of our content from third parties, our exposure to copyright infringement or right of privacy or publicity actions may increase; because we must rely upon such third parties for information as to the origin and ownership of such licensed content. We generally obtain representations as to the origins, ownership and right to use such licensed content and generally obtain indemnification to cover any breach of any such representations; however, there can be no assurance that such representations will be accurate or that such indemnification will provide adequate compensation for any breach of such representation. There can be no assurance that the outcome of any litigation between such licensors and a third party or between us and a third party will not lead to royalty obligations for which we are not indemnified or for which such indemnification is insufficient, or that we will be able to obtain any additional license on commercially reasonable terms if at all.

           In 1999 we obtained a federal trademark registration for the name HOLLYWOOD ONLINE. In December 2000 we changed our corporate name and primary branding to HOLLYWOOD MEDIA CORP. We have filed a number of United States trademark applications for HOLLYWOOD MEDIA CORP., HOLLYWOOD.COM, BROADWAY.COM and variants thereof, and foreign trademark applications for HOLLYWOOD.COM. There can be no assurance that we will be able to secure adequate protection for these names or other trademarks in the United States or in foreign countries. If we obtain registration of those trademarks, we may not be able to prevent our competitors from using different trademarks that contain the words "Hollywood" or "Broadway." Many countries have a "first-to-file" trademark registration system; and thus we may be prevented from registering our marks in certain countries if third parties have previously filed applications to register or have registered the same or similar marks. It is possible that our competitors or others will adopt product or service names similar to ours, thereby impeding our ability to build brand identity and possibly leading to customer confusion.

           Our inability to protect our HOLLYWOOD.COM and BROADWAY.COM marks and other marks adequately could impair our ability to maintain and expand our core brands and thus impair our ability to generate revenue from these brands.

           Copyright protection in the United States on new publications of works for hire extend for a term of 95 years from the date of initial publication or 120 years from the year of creation, whichever expires first. Trademark registration in the United States extends for a period of ten years following the date of registration. To maintain the registration, affidavits must be filed between the fifth and sixth years following the registration date affirming that the trademark is still in use in commerce and providing evidence of such use. The trademark registration must be renewed prior to the expiration of the ten-year period following the date of registration.

           WE MUST MANAGE OUR GROWTH IN ORDER TO ACHIEVE THE DESIRED RESULTS.

           We have significantly expanded our syndication, Internet and ticketing operations over the past three years through our acquisitions of the businesses of hollywood.com, Inc., CinemaSource, Inc., Baseline II, Inc., BroadwayTheater.com, Inc., Theatre Direct NY, Inc. and FilmTracker and through the launch of Broadway.com, 1-800-BROADWAY and MovieTickets.com. We plan to continue to expand our operations and market presence by entering into joint ventures, acquisitions, business combinations, investments, or other strategic alliances. These transactions create risks such as:

      o difficulty assimilating the operations, technology and personnel of the combined companies;

      o disruption of our ongoing businesses due to the resources needed to complete these transactions;

      o increased marketing and advertising expenses to promote new ventures;

      o     problems retaining key technical and managerial personnel;

      o     the availability of financing to make acquisitions;

      o expenses associated with amortization of goodwill and other purchased intangible assets;

      o     additional operating losses and expenses of acquired businesses; and

      o the inability to maintain relationships with the customers or other business partners of acquired businesses.

           We may not succeed in addressing these risks if we do not adequately increase our management, operational and financial resources and systems. To the extent that we are unable to identify and successfully integrate future ventures into our operations, our growth strategy may not be successful and our stock price could decrease.

           WE ARE DEPENDENT ON OUR ABILITY TO DEVELOP STRATEGIC RELATIONSHIPS WITH MEDIA AND ENTERTAINMENT ORGANIZATIONS AND BEST-SELLING AUTHORS.

           The success of our Internet operations is dependent in part on our ability to enter into and renew strategic relationships and agreements with media and entertainment organizations. Our intellectual property division is dependent on our ability to identify, attract and retain best-selling authors and media celebrities who create our intellectual properties. Our business could be harmed by the loss of the services of Dr. Martin H. Greenberg, who has been primarily responsible for developing relationships with the best-selling authors who create our intellectual properties. Dr. Greenberg owns the remaining 49% interest in Tekno Books through which we operate our intellectual properties division. Although many of the authors with whom we have relationships are bound to multiple book contracts, our ability to renew these contracts or enter into contracts with new authors would be impaired without the services of Dr. Greenberg.

           OUR OPERATIONS COULD BE NEGATIVELY IMPACTED BY SYSTEMS INTERRUPTIONS.

           The hardware and software used in our Internet and ticketing operations, or that of our affiliates, could be damaged by fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events. Our web sites could also be affected by computer viruses, electronic break-ins or other similar disruptive problems. These system problems could affect our business. Insurance may not adequately compensate us for any losses that may occur due to any failures or interruptions in systems. We do not currently have a formal system disaster recovery plan. General Internet traffic interruptions or delays could also harm our business. As with Internet web sites in general, our web sites may experience slower response times or decreased traffic for a variety of reasons. Additionally, online service providers have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems. To the extent our services are disrupted, we could lose users of our web sites and our ticketing and advertising revenues could decline.

           WE ARE SUBJECT TO ADDITIONAL SECURITY RISKS BY DOING BUSINESS OVER THE INTERNET.

           A significant obstacle to consumer acceptance of electronic commerce over the Internet has been the need for secure transmission of confidential information in transaction processing. Internet usage could decline if any well-publicized compromise of security occurred. We may incur additional costs to protect against the threat of security breaches or to alleviate problems caused by these breaches. If a third person were able to misappropriate our users' personal information or credit card information, we could be held liable for failure to adequately protect such information and subject to monetary damages to the extent our users suffer financial losses or other harm as a result thereof.

           WE MAY NOT BE ABLE TO ADAPT AS TECHNOLOGIES AND CUSTOMER EXPECTATIONS CONTINUE TO EVOLVE.

           To be successful, we must adapt to rapidly changing technologies by continually enhancing our web sites and ticketing services and introducing new services to address our customers' changing expectations. We must evaluate and implement new technologies that are available in the marketplace or risk that our customers will not continue using our services. Examples of new technologies that we are currently evaluating include those related to streaming and downloading of audio and video content on our web sites, delivery of content over wireless devices and the convergence of cable television, satellite and Internet services and delivery systems. We could incur substantial costs if we need to modify our services or infrastructure in order to adapt to changes affecting providers of content and services through the Internet. Our customer base and thus our revenues could decrease if we cannot adapt to these changes.

           GOVERNMENT REGULATION OF THE INTERNET COULD IMPACT OUR BUSINESS.

           The application of existing laws and regulations to our business relating to issues such as user privacy, pricing, taxation, content, sweepstakes, copyrights, trademarks, advertising, and the characteristics and quality of our products and services can be unclear. We also may be subject to new laws and regulations related to our business. Although we endeavor to comply with all applicable laws and regulations and believe that we are in compliance, because of the uncertainty of existing laws and the possibility that new laws may be adopted, there is a risk that we will not be in full compliance.

           Several federal laws could have an impact on our business. The Digital Millennium Copyright Act establishes binding rules that clarify and strengthen protection for copyrighted works in digital form, including works used via the Internet and other computer networks. The Child Online Protection Act is intended to restrict the distribution of certain materials deemed harmful to children. The Children's Online Privacy Protection Act of 1998 protects the privacy of children using the Internet, by requiring, among other things, (1) that in certain specific instances the operator of a web site must obtain parental consent before collecting, using or disclosing personal information from children under the age of 13, (2) the operator of a web site to make certain disclosures and notices on the web site or online service regarding the collection, use or disclosure of such personal information, and (3) the operator of a web site or online service to establish and maintain reasonable procedures to protect the confidentiality, security and integrity of personal information collected from children under the age of 13. Compliance with these laws will subject our business to additional costs and failure to comply could expose our business to liability.

           WE MAY NOT BE ABLE TO ACQUIRE OR MAINTAIN EFFECTIVE WEB ADDRESSES.

           We hold rights to more than 150 web domain names, including hollywood.com, hollywood.net, broadway.com, broadway.net, musicsite.com, showtimes.com, theater.com, allaboutmovies.com, cableguide.com, cablesite.com, cdguide.com, cdsite.com, cinemasite.com, eguide.com, esites.com, filmpick.com, moviecritics.com, movieguide.com, moviepeople.com and moviesite.com. We may not be able to acquire or maintain appropriate domain names in all countries in which we plan to do business. Furthermore, regulations governing domain names may not protect our trademarks and similar proprietary rights. We may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or diminish the value of our trademarks and other proprietary rights. In addition, we may not be able to secure the rights to appropriate domains using new top level domains that are developed and marketed from time to time, such as ".biz," ".info" and ".cc."

           WE ARE DEPENDENT ON MITCHELL RUBENSTEIN AND LAURIE S. SILVERS, OUR FOUNDERS.

           Mitchell Rubenstein, our Chairman of the Board and Chief Executive Officer, and Laurie S. Silvers, our Vice Chairman, President and Secretary, have been primarily responsible for our organization and development. The loss of the services of either of these individuals would hurt our business. If either of these individuals were to leave Hollywood Media unexpectedly, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any successor obtains the necessary training and experience. The employment agreements between Hollywood Media and each of these individuals provide, among other things, that if we terminate either of their agreements without "cause," we will have also terminated the other's agreement without "cause."

           Our future success will be dependent upon our ability to attract and retain qualified and creative key management personnel. The competition for qualified personnel in our industry and the limited availability of qualified individuals could make it difficult for us to attract and retain qualified personnel. If we do not succeed in attracting new qualified personnel, or retaining and motivating existing qualified personnel, we may not be able to grow our revenues or expand our operations.

           VIACOM INC. BENEFICIALLY OWNS APPROXIMATELY 30% OF OUR COMMON STOCK AND ITS INTERESTS MAY DIFFER FROM YOURS.

           Viacom Inc.'s significant equity interest in us and other rights we have granted to Viacom could delay or prevent a merger or other transaction involving a change of control of us that could be beneficial to you. Viacom beneficially owns 30% of our outstanding common stock. Viacom also currently has the right to nominate two individuals for election to our board of directors. If we issue common stock or securities convertible into common stock in the future, Viacom will, with some exceptions, have the right to purchase for cash securities from us so it can maintain its percentage ownership. As a result of its equity interest in us and its right to nominate individuals for election to our board, Viacom may be able to influence our management and affairs.

           THE ACCOUNTING TREATMENT OF VIACOM INC.'S INVESTMENT IN US WILL RESULT IN FUTURE NON-CASH EXPENSES ON OUR INCOME STATEMENT.

           Viacom Inc.'s commitment to provide $105.5 million of advertising, promotion and content for our Hollywood.com and Broadway.com web sites is recorded as an asset on our balance sheet. The asset was recorded on our books at approximately $137 million, the fair market value of the common stock and warrants issued to Viacom in exchange we received $105.5 million of advertising and $10.8 million in cash. As we receive the advertising, promotion and content from Viacom over the seven-year term of the agreements, we will record a non-cash expense on our income statement in an amount equal to the value paid for the advertising, promotion and content received. We currently expect to record an expense of approximately $17.5 million per year to reflect the value of the advertising, promotion and content expected to be received each year during the remaining five years of the term. This expense will result in a net loss to us to the extent our revenues do not increase by an amount at least equal to the amount of the expense.

           OUR STOCK PRICE IS VOLATILE.

           The trading price of our common stock has and may continue to fluctuate significantly. During the 12 months ended June 19, 2002, the trading price for our common stock on the Nasdaq Stock Market has ranged from $1.80 to $6.63 per share. Our stock price may fluctuate in response to a number of events and factors, such as our quarterly operating results, announcements of new products or services, announcements of mergers, acquisitions, strategic alliances, or divestitures and other factors, including similar announcements by other companies that investors may consider to be comparable to us. In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of the companies. These broad market and industry fluctuations may cause the market price of our stock to decrease, regardless of our operating performance.

           OUR STOCK PRICE MAY BE HURT IF THE NUMBER OF INVESTORS SEEKING TO SELL SHARES OF OUR COMMON STOCK IN THE PUBLIC MARKET INCREASES.

           As of June 19, 2002, approximately 12 million shares of our common stock, representing approximately 40% of our outstanding shares of common stock, constituted "restricted securities" as defined in Rule 144 under the Securities Act. Most of these shares are subject to agreements with Hollywood Media permitting the holders thereof to demand that Hollywood Media register the shares for resale under the Securities Act. This will permit the sale of registered shares of common stock in the open market or in privately negotiated transactions without compliance with the requirements of Rule 144. In addition, as of June 19, 2002, we had options and warrants outstanding for the purchase of an aggregate of approximately 5.8 million shares of our common stock, and we plan to issue additional options from time to time to our employees and directors. Approximately 2.4 million of the shares issuable upon exercise of the options were registered under the Securities Act and will be freely tradable upon issuance. To the extent the exercise price of the options and warrants is less than the market price of the common stock, the holders of the options and warrants are likely to exercise them and sell the underlying shares of common stock. We are unable to estimate the amount, timing or nature of future sales of outstanding common stock. Sales of substantial amounts of our common stock in the public market could cause the market price for our common stock to decrease. In addition, a decline in the price of our common stock would likely impede our ability to raise capital through the issuance of additional shares of common stock or other equity securities.

           OUR STOCK PRICE MAY BE HURT BY THE EFFECTS OF OUTSTANDING WARRANTS THAT INCLUDE MARKET-BASED ADJUSTMENT FEATURES.

           In connection with our financing in May 2001, we issued adjustment warrants to Viacom Inc., Societe Generale and Velocity Investment Partners Ltd. The warrants provide that if at the conclusion of any of five adjustment periods specified in the warrants, the average of the ten lowest closing sale prices of the common stock during twenty consecutive days of the adjustment period is below a specified price, Hollywood Media will be obligated to issue a fixed number of additional shares to the investors for no consideration. During the first adjustment period, which ended November 27, 2001, the average price was $3.03 per share and we issued additional shares of common stock to the investors under the warrants. We will only issue additional shares under the warrants if the average price during any remaining adjustment period is less than $3.03 per share. In May 2002, Velocity Investment Partners Ltd. agreed to cancel its adjustment warrant in exchange for Hollywood Media agreeing to decrease the exercise price from $6.44 per share to $5.25 per share under a previously issued warrant to purchase up to 177,524 shares of its common stock. The maximum number of additional shares issuable in the future to Viacom Inc. under the warrants is 218,849, which aggregate number of shares would only be issuable if the average price per share of the common stock was $2.15 or less during any adjustment period. Hollywood Media believes that Societe Generale failed to comply with certain provisions of the Securities Purchase Agreement between the parties and therefore believes that Societe Generale is not entitled to any of the additional 328,275 shares of common stock that may otherwise be issuable to it under the warrants.

           The lower the market price of the common stock during any adjustment period, the more shares that will be issuable to the investors upon exercise of the warrants. If the investors exercise the warrants and sell the common stock, the market price of the common stock may decrease due to the presence of additional shares in the market. This decrease in the market price of the stock could allow the investors to receive greater amounts of common stock through subsequent exercises of the warrants. Sales of these additional shares could further depress the market price of the common stock. Significant downward pressure on the market price of the common stock could encourage short sales of the common stock. Any material amount of short sales could place further downward pressure on the market price of the common stock.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

           Certain statements in this prospectus or that are otherwise made by us or on our behalf about our financial condition, results of operations and business constitute "forward-looking statements," within the meaning of federal securities laws. Hollywood Media cautions readers that certain important factors may affect Hollywood Media's actual results, levels of activity, performance or achievements and could cause such actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements anticipated, expressed or implied by any forward-looking statements that may be deemed to have been made in this prospectus or that are otherwise made by or on behalf of Hollywood Media. For this purpose, any statements contained in this prospectus that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, "forward-looking statements" are typically phrased using words such as "may," "will," "should," "expect," "believe," "anticipate," "intend," "could," "estimate," "pro forma" or "continue" or the negative variations thereof or similar expressions or comparable terminology. Factors that may affect Hollywood Media's results and the market price of our common stock include, but are not limited to:

      o     our continuing operating losses,

      o     negative cash flows from operations and accumulated deficit,

      o     our limited operating history,

      o     the need for additional capital to finance our operations,

      o the need to manage our growth and integrate new businesses into Hollywood Media,

      o     our ability to develop strategic relationships,

      o     our ability to compete with other Internet companies,

      o technology risks and the general risk of doing business over the Internet,

      o     future government regulation,

      o     dependence on our founders,

      o     the interests of our largest shareholder, Viacom Inc.,

      o accounting considerations related to our strategic alliance with Viacom Inc.,

      o     the volatility of our stock price, and

      o the effects of outstanding warrants that include market-based adjustment features.

           Hollywood Media is also subject to other risks detailed herein, including those risk factors discussed in the "Risks of Investing in Our Shares" section as well as those discussed elsewhere in this prospectus or detailed from time to time in Hollywood Media's filings with the Securities and Exchange Commission.

           Because these forward-looking statements are subject to risks and uncertainties, we caution you not to place undue reliance on these statements, which speak only as of the date of this prospectus. We do not undertake any responsibility to review or confirm analysts' expectations or estimates or to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. As a result of the foregoing and other factors, no assurance can be given as to the future results, levels of activity or achievements and neither us nor any other person assumes responsibility for the accuracy and completeness of such statements.

                           ABOUT HOLLYWOOD MEDIA CORP.

           THIS IS ONLY A SUMMARY AND DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE MORE DETAILED INFORMATION, INCLUDING THE FINANCIAL STATEMENTS AND THE RELATED FOOTNOTES, INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, AS DISCUSSED IN THE "WHERE YOU CAN FIND MORE INFORMATION" SECTION OF THIS PROSPECTUS.

                                    OVERVIEW

           Hollywood Media is a provider of entertainment-related information, content and ticketing services to consumers and businesses. We manage a number of integrated business units focused on Hollywood, Broadway, and the entertainment industry. Hollywood Media derives a diverse stream of revenues from this array of business units, including revenue from individual and group Broadway ticket sales, business to business content syndication, subscription fees, content licensing fees, advertising and book development. Due to a common focus on the entertainment vertical, each of these business units supports the others, with content shared between multiple business units and customers cross-generated for one unit by another. For instance, our Hollywood.com consumer content site funnels customers into our MovieTickets.com affiliate while making use of movie listings supplied by our wholly owned CinemaSource unit, which is the largest business to business supplier of movie showtimes, and movie data supplied by our Baseline/FilmTracker business to business unit.

           The mailing address of our principal executive office is 2255 Glades Road, Suite 237W, Boca Raton, Florida 33431 and our telephone number is (561) 998-8000.

                   BUSINESS TO BUSINESS SYNDICATION DIVISIONS

           CINEMASOURCE. CinemaSource is the largest supplier of movie showtimes as measured by market share and compiles movie showtimes for every movie theater in the United States and Canada, representing approximately 34,000 movie screens. Since its start in 1995, CinemaSource has substantially increased its operations and currently provides movie showtime listings to more than 200 newspapers, wireless companies, Internet sites, and other media outlets, including newspapers, such as The New York Times and The Washington Post, wireless companies such as Sprint PCS, AT&T Wireless, Verizon and Vindigo, Internet companies including AOL's Digital City, Yahoo! and Lycos and other media outlets. CinemaSource also syndicates entertainment news, movie reviews, and celebrity biographies. In addition to charging fixed amounts for the data that it provides to its customers, CinemaSource often shares in the advertising revenue generated by its customers in connection with the data.

           EVENTSOURCE. We launched the EventSource business in mid-1999 as an expansion of the operations of CinemaSource. EventSource compiles and syndicates detailed information on community events in cities around the country, including concerts and live music, sporting events, festivals, fairs and shows on Broadway, off-Broadway, touring companies, community playhouses and dinner theaters throughout North America and in London's West End. EventSource entered into an agreement with AOL's Digital City in April 2000 to provide event listings for up to 200 cities nationwide. In addition to Digital City, other EventSource customers include Vindigo and the web site of The New York Times.

           ADSOURCE. We launched AdSource in January 2002, as yet another expansion of the CinemaSource operations, requiring very little overhead. AdSource leverages the movie theater showtimes from the CinemaSource data collection systems and our relationship with various movie exhibitors to create exhibitor paid directory ads for insertion in newspapers around the country. We are providing this service nationally for our first customer, a major theater chain.

           BASELINE/FILMTRACKER. During January 2002 we merged Baseline, our pay-per-use subscription service, with FilmTracker, a leading provider of information services to professionals in the feature film and television industries. The new combined service, which is targeted at studios, production companies, distributors, agents, managers, producers, news organizations, and financial analysts, incorporates all of Baseline's data into FilmTracker's user-friendly interface. The result is a film and television database that contains over 1.5 million records, including over one million listings of people in the media industry, 7,000 entertainment personality biographies, credits for over 45,000 released feature films dating back 50 years, nearly 35,000 television series, miniseries, movies of the week and specials, over 11,000 film and television projects in every stage of development and production, 1,800 movie reviews, box office grosses going back nearly 20 years including over 5,800 feature films, 16,000 company rosters and representation for about 19,000 entertainment professionals.

           In connection with the launch of the combined service, we signed multi-year licensing agreements with two major film studios during the first quarter of 2002. Baseline customers also include Bloomberg, Daily Variety, People Magazine, Lexis-Nexis, NBC, HBO, ABC, Paramount Pictures, 20th Century Fox, DreamWorks, Sony Pictures, MGM, E! Entertainment Television, and the Directors Guild of America. In connection with the merger that occurred on January 14, 2002, FilmTracker's parent company, Fountainhead Media Services ("FMS"), acquired a 20% equity interest in Baseline, Inc. for $4 million, with consideration consisting of a $2 million promissory note payable to Hollywood Media in installments over a five-year period with a final payment of approximately $1.2 million, and the contribution of the FilmTracker database, intellectual property rights, and all existing contracts with a stated value of $2 million. The promissory note is secured by the 20% equity interest in Baseline held by FMS. FMS will have the right to convert its 20% equity interest in Baseline into common stock of Hollywood Media at any time during the two-year period following the payment in full of the promissory note based upon a multiple of Baseline's EBITDA (earnings before interest, taxes, depreciation and amortization) for the year preceding the conversion. For purposes of any such conversion, Hollywood Media's stock will be valued at the greater of (i) $7.50 per share, and (ii) the average closing price of the stock on the Nasdaq Stock Market for the 15 trading days preceding the notice of conversion. Hollywood Media will also have the right to cause the conversion of the equity interest in Baseline to Hollywood Media common stock at any time after the earlier of the payment in full of the promissory note and January 14, 2006. For accounting purposes this transaction is treated as an acquisition of the FilmTracker assets in exchange for (1) an issuance of a five year option on Baseline stock with a $2 million exercise price and (2) the issuance of a put and call option on Hollywood Media common stock.

                               TICKETING DIVISIONS

           THEATRE DIRECT INTERNATIONAL, BROADWAY.COM AND 1-800-BROADWAY. We acquired Theatre Direct International ("TDI") as of September 15, 2000. Founded in 1990, TDI is a live theater ticketing wholesaler that provides groups and individuals with access to theater tickets and knowledgeable service, covering shows on Broadway, long running shows off-Broadway, shows in London's West End theatre district and shows in Toronto. TDI sells tickets directly to travel agents and tour groups. As a marketing agency, TDI represents numerous producers and Broadway shows to the travel industry around the world. The Broadway shows are Aida, Beauty and the Beast, Cabaret, Chicago, Contact, 42nd Street, Harlem Song, Into the Woods, Les Miserables, Mamma Mia!, Oklahoma, Rent, The Full Monty, The Graduate, The Lion King, The Phantom of the Opera, Urinetown and Metamorphoses. In addition, TDI's education division, Broadway Classroom, markets group tickets to schools across the country. We launched Broadway.com on May 1, 2000. Broadway.com features the ability to purchase Broadway, off-Broadway and London's West End theater tickets online. Our 1-800-BROADWAY number, which we acquired in October 2001, is marketed in tandem by us with Broadway.com. TDI's offline ticketing service complements the online ticketing services available on our Broadway.com and our ticket sales through our 1-800-BROADWAY number. The combined businesses provide live theater ticketing and related content for over 200 venues in multiple markets to a customer base consisting of over 40,000 travel agencies, tour operators, corporations and educational institutions, in addition to numerous newspapers and web sites.

           MOVIETICKETS.COM, INC. MovieTickets.com is a leading destination for the purchase of movie tickets through the Internet. Hollywood Media launched the MovieTickets.com web site in May 2000 with several major theatre exhibitors. Hollywood Media currently owns 26.4% of the equity of MovieTickets.com, Inc. MovieTickets.com, Inc. entered into an agreement with Viacom Inc. effective August 2000 whereby Viacom Inc. acquired a five percent interest in MovieTickets.com, Inc. for $25 million of advertising and promotion over five years. In addition to the Viacom advertising and promotion, MovieTickets.com is promoted through on-screen advertising in each participating exhibitor's movie screens. In March 2001, AOL purchased a non-interest bearing convertible preferred equity interest in MovieTickets.com for $8.5 million in cash, which can be converted into approximately 3% of the common stock of MovieTickets.com, Inc. In connection with that transaction, MovieTickets.com's ticket inventory is promoted throughout America Online's interactive properties and ticket inventory of AOL's Moviefone is available on MovieTickets.com.

           MovieTickets.com. Inc.'s current participating exhibitors include AMC Entertainment Inc., National Amusements, Inc., Famous Players Inc., Hoyts Cinemas, Marcus Theaters, and other regional exhibitors. A recent addition includes theaters formerly owned by General Cinemas, which were acquired by AMC Entertainment, Inc. These exhibitors operate theaters located in all of the top 20 markets and approximately 70% of the top 50 markets in the United States and Canada and represent approximately 50% of the top 100 grossing theaters in North America. The MovieTickets.com web site allows users to purchase movie tickets and retrieve them at "will call" windows or kiosks at theaters. The web site also features bar coded tickets that can be printed at home and presented directly to the ticket taker at participating theaters. The web site contains movie content from Hollywood Media's various divisions for all current and future release movies, movie reviews and synopses, digitized movie trailers and photos, and box office results. The web site generates revenues from service fees charged to users for the purchase of tickets and the sale of advertising which includes ads on the "print-at-home" ticket.

                               INTERNET DIVISIONS

           HOLLYWOOD.COM. Hollywood.com is a premier entertainment related web site featuring over one million pages of in-depth movie, television and other entertainment content, including movie descriptions and reviews, digitized movie trailers and photos, movie showtimes listings, entertainment news, box office results, interactive games, movie soundtracks, television listings, concert information, celebrity profiles and biographies, comprehensive coverage of entertainment awards shows and film festivals and exclusive video coverage of movie premieres.

           We sell sponsorships and banner advertising on Hollywood.com through relationships with advertising representative firms and through an internal sales staff. Some of our recent advertisers include Disney, Fox Home Entertainment, Verizon Wireless, The History Channel, The Sci-Fi Channel, HBO, Purina, People Magazine, Verisign, VISA, Showtime and movie studios including New Line, Universal, Warner Brothers and Sony.

           Effective January 2000, we entered into a strategic, seven-year relationship with CBS that provides for extensive promotion of the Hollywood.com and Broadway.com web sites. Viacom has agreed to provide Hollywood.com and Broadway.com with $105.5 million of promotion across certain of its media properties, including the CBS television network, CBS owned and operated television stations, the TNN and CMT cable networks, Infinity Broadcasting Corporation's radio stations and Viacom Outdoor billboards and CBS syndicated television and radio programs. The advertising provided by Viacom is valued based upon the average price charged by Viacom for similar advertisements. To supplement our internal sales efforts, we also have the right to reallocate a portion of each year's advertising and promotion budget provided by Viacom and require Viacom to sell up to $1.5 million of advertising on the Hollywood.com and Broadway.com web sites. We have already exercised this right through 2003. We will pay an 8% commission on any additional advertising revenues generated by Viacom for us in excess of the $1.5 million guaranteed amount selected by us each year.

           BROADWAY.COM. We launched Broadway.com on May 1, 2000. Broadway.com features the ability to purchase Broadway, off-Broadway and London's West End theater tickets online; theater showtimes for professional live theater venues throughout the U.S. as well as London's West End and hundreds of college and local live theater venues; the latest theater news; interviews with stage actors and playwrights; opening-night coverage; original theater reviews; and video excerpts from selected shows. Broadway.com also offers current box office results, show synopses, cast and crew credits and biographies, digitized show previews, digitized showtunes, and an in-depth Tony Awards(R) area. Broadway.com generates revenue from the sale of tickets and advertising.

                        INTELLECTUAL PROPERTIES BUSINESS

           INTELLECTUAL PROPERTIES. Our intellectual properties division owns the exclusive rights to intellectual properties, which are complete stories and ideas for stories, created by best-selling authors and media celebrities. Some examples of our intellectual properties are Anne McCaffrey's Acorna the Unicorn Girl, Leonard Nimoy's Primortals, and Mickey Spillane's Mike Danger. We license rights to our intellectual properties to companies such as book publishers, film and television studios, multi-media software companies and producers of other products. These licensees develop books, television series and other products based on the intellectual properties licensed from us. We generally obtain the exclusive rights to the intellectual properties and the right to use the creator's name in the titles of the intellectual properties (e.g., Mickey Spillane's Mike Danger and Leonard Nimoy's Primortals).

           NETCO PARTNERS. In June 1995, Hollywood Media and C.P. Group Inc. ("C.P. Group"), entered into an agreement to form NetCo Partners. NetCo Partners owns Tom Clancy's NetForce. Hollywood Media and C.P. Group are each 50% partners in NetCo Partners. Tom Clancy is a shareholder of C.P. Group. At the inception of the partnership, C.P. Group contributed to NetCo Partners all rights to Tom Clancy's NetForce, and Hollywood Media contributed to NetCo Partners all rights to Tad Williams' MirrorWorld, Arthur C. Clarke's Worlds of Alexander, Neil Gaiman's Lifers, and Anne McCaffrey's Saraband. NetCo Partners licensed Tom Clancy's NetForce to Putnam Berkley for a series of mass market paperbacks and to ABC Television for a television mini-series and video distribution in accordance with the terms of the partnership agreement, and the other properties have reverted back to Hollywood Media.

           BOOK DEVELOPMENT AND BOOK LICENSING. Our intellectual properties division also includes a book development and book licensing business through our 51% owned subsidiary, Tekno Books, that develops and executes book projects, typically with best-selling authors. Tekno Books has worked with approximately 50 New York Times best-selling authors, including Tom Clancy, Jonathan Kellerman, Dean Koontz, Tony Hillerman, Robert Ludlum and Scott Turow, and numerous media celebrities, including David Copperfield, Louis Rukeyser and Willard Scott. Our intellectual properties division has licensed books for publication with more than 60 book publishers, including HarperCollins, Bantam Doubleday Dell, Random House, Simon & Schuster, Penguin Putnum and Warner Books. The book development and book licensing division has a library of more than 1,300 books. Another 2,620 foreign editions and other editions (audio, paperback, etc.) of these books have been sold to 330 publishers around the world, and published in 33 languages. Tekno Books has approximately 300 forthcoming books under contract. We believe the library of books is valuable as many of the books can be resold and reissued in future years, and also moved into various electronic formats. We are expanding into one of the largest areas of publishing, which is romance fiction, and the fastest growing area of publishing, which is the Christian book market. The Chief Executive Officer of Tekno Books, Dr. Martin H. Greenberg, is also a director of Hollywood Media and owner of the remaining 49% interest in Tekno Books.

                        PROCEEDS FROM SALE OF THE SHARES

           We will receive no proceeds from the sale of any of or all of the shares being offered by the selling shareholders under this prospectus. We will receive an amount ranging from $1,820,002 to $1,988,325 upon the exercise of the warrants, if exercised, as to which we are registering the underlying shares of common stock. We estimate we will spend approximately $28,000 in registering the offered shares.

                              SELLING SHAREHOLDERS

           We are registering all 2,779,980 shares of common stock covered by this prospectus on behalf of the selling shareholders named in the table below. We issued the shares, the debentures convertible into shares, and the warrants exercisable for shares to the selling shareholders in a private placement. We have registered the shares to permit the selling shareholders and their respective pledgees, donees, transferees or other successors-in-interest that receive their shares from a selling shareholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when they deem appropriate.

           The table below identifies the selling shareholders and other information regarding the beneficial ownership of the common stock by each of the selling shareholders. The second column lists the number and percentage of shares of common stock beneficially owned by each selling shareholder as of June 19, 2002, based on each selling shareholder's ownership of debentures and warrants and the ownership by certain of the selling shareholders of other shares of common stock unrelated to the debentures or the warrants, and assumes the conversion of all the debentures, the exercise of all warrants and the payment of all interest on the debentures in the form of common stock ("Interest Shares") rather than cash. Because the conversion price of the debentures is subject to adjustment for anti-dilution protection, interest on the debentures may be paid in cash or common stock, and the value attributed to any Interest Shares paid to the investors varies based on 95% of the average closing price of the common stock during the five-day period immediately preceding each issuance of Interest Shares, the numbers and percentages listed in the second column may change.

           The third column lists each selling shareholder's portion, based on agreements with us, of the 2,779,980 shares of common stock being offered by this prospectus. The number of shares being offered by this prospectus was determined in accordance with the terms of the registration rights agreements with the selling shareholders, in which we agreed to register the resale of 120% of the number of shares of common stock issuable upon conversion of the debentures at the initial conversion price of $3.46, plus the number of shares of common stock issuable upon exercise of the related warrants, plus an estimate of the number of Interest Shares that may be issued to the selling shareholders as interest payments on the debentures (assuming interest is paid exclusively in Interest Shares over the full term of the debentures, rather than in cash), plus 20,673 shares of common stock currently held by Velocity Investment Partners Ltd. Because the conversion price of the Debentures may be adjusted for anti-dilution protection, the number of shares that will actually be issued may be more or less than the 2,779,980 shares being offered by this prospectus.

           Under the terms of the debentures and the warrants, no selling shareholder who owns debentures may convert such debentures or exercise its warrants to the extent that the conversion or exercise would cause the selling shareholder, together with its affiliates, to beneficially own more than 9.99% of the outstanding shares of our then outstanding common stock following such conversion or exercise. For purposes of making this determination, shares of common stock issuable upon conversion of the debentures which have not been converted and upon exercise of the related warrants which have not been exercised are excluded. The number of shares in the second and third columns does not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See "How The Shares May Be Distributed" below.

                                                   OWNERSHIP OF COMMON           NUMBER OF SHARES         OWNERSHIP OF COMMON
                                                  STOCK BEFORE OFFERING              BEFORE               STOCK AFTER OFFERING
                                              -------------------------------         BEING          -----------------------------
               SELLING SHAREHOLDERS             NUMBER           PERCENTAGE          OFFERED           NUMBER          PERCENTAGE
               --------------------             ------           ----------          -------           ------          ----------
Leonardo, L.P............................     1,591,908(1)           5.2%           1,591,908                --            --

Federated Kaufmann Fund..................     1,928,036(2)           6.6%             530,636         1,397,400           4.8%

Portside Growth & Opportunity Fund
Ltd......................................       530,636(3)           1.8%             530,636                --            --

Carpe Diem Long Short Fund,                     150,787(4)            *               106,127            44,660             *
LLC......................................

Velocity Investment Partners Ltd.........       198,197(5)            *                20,673           177,524             *


-------------------------
*Less than 1%.

      (1) Represents (a) up to 1,288,439 shares of common stock issuable upon conversion of the Debentures and as payment of interest thereon and
            (b) up to 303,469 shares of common stock issuable upon exercise of the Warrants. Angelo, Gordon & Co., L.P. ("Angelo, Gordon") is the sole director of the general partner of Leonardo, L.P. ("Leonardo") and consequently has voting control and investment discretion over securities held by Leonardo. Angelo, Gordon disclaims beneficial ownership of the shares held by Leonardo. Mr. John M. Angelo, the Chief Executive Officer of Angelo, Gordon, and Mr. Michael L. Gordon, the Chief Operating Officer of Angelo, Gordon, are the sole general partners of AG Partners, L.P., the sole general partner of Angelo, Gordon. As a result, Messrs. Angelo and Gordon may be considered beneficial owners of any shares deemed to be beneficially owned by Angelo, Gordon. Messrs. Angelo and Gordon disclaim beneficial ownership of these securities.

      (2) Represents (a) 1,397,400 shares that are outstanding, (b) up to 429,480 shares of common stock issuable upon conversion of the Debentures and as payment of interest thereon and (c) up to 101,156 shares of common stock issuable upon exercise of the Warrants. Hans
            P. Utsch and Lawrence Auriana are the portfolio managers of Federated Kaufmann Fund, which is a mutual fund. The individuals identified in the foregoing sentence disclaim beneficial ownership of the securities.

      (3) Represents (a) up to 429,480 shares of common stock issuable upon conversion of the Debentures and as payment of interest thereon and
            (b) up to 101,156 shares of common stock issuable upon exercise of the Warrants. Ramius Capital Group, LLC ("Ramius Capital") is the investment adviser of Portside Growth & Opportunity Fund, Ltd. ("Portside") and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter
            A. Cohen, Morgan B. Stark and Thomas W. Strauss are the sole managing members of C4S& Co., LLC, the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark and Strauss may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark and Strauss disclaim beneficial ownership of these securities.

      (4) Represents (a) 44,660 shares that are outstanding, (b) up to 85,896 shares of common stock issuable upon conversion of the Debentures and as payment of interest thereon and (c) up to 20,231 shares of common stock issuable upon exercise of the Warrants. John D. Ziegelman, as president of CD Capital Management LLC, the investment manager to Carpe Diem Long Short Fund, LLC, may be deemed to have beneficial ownership of the shares of Hollywood Media common stock owned by Carpe Diem Long Short Fund, LLC. Mr. Ziegelman disclaims beneficial ownership of these shares.

      (5) Represents (a) 20,673 shares of common stock that are outstanding and (b) 177,524 shares of common stock issuable upon exercise of a warrant. John D. Ziegelman, as president of Velocity Asset Management LLC, the investment manager to Velocity Investment Partners Ltd., may be deemed to have beneficial ownership of the shares of Hollywood Media common stock owned by Velocity Investment Partners Ltd. Mr. Ziegelman disclaims beneficial ownership of these shares.

           The selling shareholders have not been employed by, held office in, or had any other material relationship with us or any of our affiliates within the past three years except as described below.

           MAY 2002 ISSUANCE OF 6% SENIOR CONVERTIBLE DEBENTURES DUE MAY 2005. On May 22, 2002, Hollywood Media issued an aggregate of $5.7 million in principal amount of 6% Senior Convertible Debentures due May 2005 to a group of investors in a private placement. The investors include Federated Kaufman Fund, Portside Growth & Opportunity Fund Ltd., Leonardo, L.P., Carpe Diem Long Short Fund, LLC and Mitchell Rubenstein and Laurie S. Silvers. Mitchell Rubenstein, the Chairman and Chief Executive Officer of Hollywood Media, and Laurie S. Silvers, the Vice Chairman and President of Hollywood Media, participated in the financing with a $500,000 cash investment. The Debentures mature on May 22, 2005 and bear interest at 6% per annum, payable quarterly in cash or common stock. Any shares of common stock issued to the investors as payment of interest shall be valued at 95% of the average closing price of the common stock during a five-day period preceding their issuance. The investors also have the right to purchase an aggregate of $1 million in principal amount of additional Debentures on the same terms at any time through May 22, 2003.

           The Debentures are convertible at the option of the investors at any time through May 22, 2005 into shares of common stock, par value $0.01 per share, of Hollywood Media at a price of $3.46 per share. The conversion price under the Debentures is fixed at $3.46 per share unless Hollywood Media issues common stock or securities convertible or exchangeable into common stock at a price less than the conversion price then in effect other than issuances pursuant to (1) stock option plans, (2) the Debentures or the Warrants issued in connection with the Debentures, (3) options or warrants outstanding on the date preceding the issuance of the Debentures, which are not amended, (4) underwritten registered offerings, (5) acquisitions by Hollywood Media of any business, assets or technologies, and (6) arrangements with strategic investors, vendors, customers, lessors or similar parties, the primary purpose of which is not to raise equity capital. Except for these excluded issuances, the Debentures contain anti-dilution protection that provides that if Hollywood Media issues common stock or securities convertible or exchangeable into common stock at any time during the one-year period ending May 22, 2003 at a price less than the conversion price then in effect, the conversion price under the Debentures will be reduced to a price equal to the price at which the common stock or other securities are issued. Except for these excluded issuances, the anti-dilution protection provides that if Hollywood Media issues common stock or securities convertible or exchangeable into common stock at any time during the two-year period ending May 22, 2005 at a price less than the conversion price then in effect, the conversion price under the Debentures will be reduced to a price equal to the product of (A) the conversion price in effect prior to such issuance and (B) the quotient determined by dividing (1) the sum of (a) the product of the conversion price in effect prior to such issuance and the fully-diluted number of shares of common stock outstanding prior to such issuance plus (b) the consideration, if any, received by Hollywood Media upon such issuance by (2) the product of (a) the conversion price in effect prior to such issuance and (b) the fully-diluted number of shares of common stock outstanding following such issuance.

           The investors also received fully vested Warrants to acquire at any time through May 22, 2007 an aggregate of 576,590 shares of common stock at a price of $3.78 per share. If on May 22, 2003, an investor holds at least seventy-five percent of such investor's shares of common stock issued or issuable to such investor under the Debentures, then the exercise price of the warrants held by such investor will decrease to $3.46 per share. The exercise price under the Warrants is also subject to anti-dilution adjustments for issuances of common stock or securities convertible or exchangeable into common stock at a price less than the lesser of the exercise price then in effect and $3.29 per share. The terms of the anti-dilution adjustments and the issuances as to which they are not applicable are the same as the terms described above for the Debentures.

           Hollywood Media entered into a registration rights agreement with the investors in connection with the issuance of the Debentures and the Warrants. The registration rights agreement requires that we register the shares of common stock covered by this registration statement. In addition, if the investors exercise their option to purchase up to an additional $1 million in principal amount of additional Debentures, we are required to file an additional registration statement covering any shares issuable upon conversion of the additional Debentures or as payment of interest thereon. If either of the registration statements is not filed within the time period required by the agreements, not declared effective within the time period required by the agreements or, after it is declared effective and subject to certain exceptions, sales of all shares required to be registered thereon can not be made pursuant thereto, then Hollywood Media will be required to pay to the investors their pro rata share of $2,850 for each day any of the above conditions exist with respect to this registration statement and up to $500 for each day any of the above conditions exist with respect to any registration statement for the additional Debentures.

           MAY 2001 INVESTMENT BY VELOCITY INVESTMENT PARTNERS LTD. In May 2001, Velocity Investment Partners Ltd. invested $1,650,000 in Hollywood Media as part of an aggregate $5,650,000 private placement of common stock by Hollywood Media with several investors. Hollywood Media issued an aggregate of 365,858 shares of common stock to Velocity at a purchase price of $4.51 per share for a total purchase price of $1,650,000 in cash. The purchase price per share represents 105% of the "Market Price" of the common stock, which is defined as the average volume weighted average price for the 20 business days prior to the closing date. Velocity also received a series A warrant to acquire an aggregate of 177,524 shares of common stock at a price of $6.44 per share (150% of the Market Price at closing). The series A warrant is exercisable by Velocity during the five-year period ending on May 1, 2006. In May 2002, the parties amended the series A warrant to reduce the exercise price to $5.25 per share in exchange for the cancellation of the series B warrant described below.

           Velocity also received a series B warrant to acquire additional shares of common stock from time to time under certain conditions for no additional consideration. In November 2001, Hollywood Media issued an additional 220,402 shares to Velocity pursuant to the series B warrant. The series B warrant was cancelled in May 2002 and no additional shares are issuable thereunder.

           In November 2001, Hollywood Media registered with the Securities and Exchange Commission all of the shares acquired by Velocity in the May 2001 financing, including the shares issuable upon exercise of the series A and series B warrants. The shares are registered on a shelf registration statement, which will generally allow Velocity to sell the shares in open market transactions from time to time. The registration statement was declared effective by the Securities and Exchange Commission after the time period specified in the registration rights agreement between the parties, which resulted in Hollywood Media issuing to Velocity 20,673 shares of common stock, all of which are registered in this registration statement.

           Velocity may be deemed to be affiliated with Carpe Diem Long Short Fund, LLC. Carpe Diem Long Short Fund, LLC participated in the Debenture financing described above and is a selling shareholder in this registration statement.

                        HOW THE SHARES MAY BE DISTRIBUTED

           The shares to be sold in this offering have been listed on the Nasdaq National Market, subject to official notice of issuance. The selling shareholders may sell their shares of common stock from time to time in various ways and at various prices. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions that may involve crosses or block transactions. Some of the methods by which the selling shareholders may sell the shares include:

      o on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale,

      o     in the over-the-counter market,

      o in transactions otherwise than on these exchanges or systems or in the over-the-counter market,

      o through the writing of options, whether such options are listed on an options exchange or otherwise,

      o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

      o     privately negotiated transactions;

      o block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker or dealer as principal and resale by that broker or dealer for the selling shareholder's account under this prospectus;

      o     sales under Rule 144 rather than by using this prospectus;

      o     through the settlement of short sales;

      o     a combination of any of these methods of sale; or

      o     any other legally permitted method.

           In connection with sales of the common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and deliver shares of common stock to close out short positions, provided that the selling shareholders may not close out short positions entered into prior to the effective date of the registration statement of which this prospectus is a part with any shares of common stock included in this prospectus. The selling shareholders may also pledge their shares as collateral for a margin loan under their customer agreements with their brokers. If there is a default by the selling shareholders, the brokers may offer and sell the pledged shares from time to time under this prospectus or an amendment to this prospectus under Rule 424(b)(3) or other applicable provisions of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

           Brokers or dealers may receive commissions or discounts from the selling shareholders (or, if the broker-dealer acts as agent for the purchaser of the shares, from that purchaser) in amounts to be negotiated. These commissions may exceed those customary in the types of transactions involved.

           We cannot estimate at the present time the amount of commissions or discounts, if any, that will be paid by the selling shareholders in connection with sales of the shares.

           The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares of common stock. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders. In addition, each of the investors has advised us that:

      o     it purchased the shares in the ordinary course of business; and

      o at the time of the purchase of the shares to be resold, it had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

           Under the securities laws of certain states, the shares may be sold in those states only through registered or licensed broker-dealers. In addition, the shares may not be sold unless the shares have been registered or qualified for sale in the relevant state or unless the shares qualify for an exemption from registration or qualification.

           We do not know whether any selling shareholder will sell any or all of the shares of common stock registered by the shelf registration statement of which this prospectus forms a part.

           We have agreed to pay all fees and expenses incident to the registration of the shares, including certain fees and disbursements of counsel to the selling shareholders. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

           Certain of the selling shareholders have also agreed to indemnify us, our directors, officers, agents and representatives against certain liabilities, including certain liabilities under the Securities Act.

           The selling shareholders and other persons participating in the distribution of the shares offered under this prospectus are subject to the applicable requirements of Regulation M promulgated under the Exchange Act in connection with sales of the shares.

           We have agreed with the selling shareholders to keep the registration statement of which this prospectus is a part effective until all the shares registered under the registration statement have been resold.

           Each share of common stock is sold together with certain stock purchase rights pursuant to a shareholders' rights plan (or "poison pill"). These rights are described in the Amended and Restated Rights Agreement that we filed with the SEC on October 20, 1999 as an exhibit to a Current Report on Form 8-K. See "Where You Can Find More Information" below.

                                OUR CAPITAL STOCK

SHARES AUTHORIZED AND OUTSTANDING

           Our third amended and restated articles of incorporation authorize us to issue up to 100,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. As of June 19, 2002, 28,813,161 shares of common stock were outstanding and no shares of preferred stock were outstanding. The transfer agent for our common stock is American Stock Transfer & Trust Company, New York, New York.

RIGHTS OF HOLDERS OF OUR COMMON STOCK

           Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the shareholders. The holders of common stock are entitled to receive dividends, when, as and if declared by the Board of Directors in its discretion, from legally available funds. Upon our liquidation or dissolution, the holders of common stock will be entitled to share proportionately in our legally available assets, after all our debts and liabilities and the liquidation preference of any outstanding shares of our preferred stock are paid.

           The common stock has no preemptive rights and no subscription, redemption or conversion privileges. The common stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding shares of common stock voting for the election of directors will be able to elect all members of the Board of Directors. A majority vote will also be sufficient for other actions that require the vote or concurrence of shareholders. All of our outstanding shares of common stock are, and the shares to be sold in this offering will be, when issued and paid for, fully paid and nonassessable.

PREFERRED STOCK ISSUABLE WITHOUT APPROVAL BY HOLDERS OF OUR COMMON STOCK

           AUTHORITY OF BOARD OF DIRECTORS TO ISSUE PREFERRED STOCK. Without any further vote or action by our shareholders, the Board of Directors has the authority to issue up to 1,000,000 shares of preferred stock in one or more series and to determine the number of shares in a series and the voting powers, preferences and relative rights and restrictions of each series, including the dividend rights and dividend rate, the terms of redemption (including sinking fund provisions), redemption price or prices, the conversion rights, and the liquidation preferences of the shares of each series.

           EFFECTS OF ISSUANCE OF PREFERRED STOCK ON HOLDERS OF OUR COMMON STOCK. The issuance of preferred stock by the Board of Directors could result in a class of securities outstanding that has preferences with respect to voting rights and dividends, and/or in liquidation, over our common stock. These shares may also be convertible into common stock, and then would enjoy all of the rights of common stock. The specific preferential rights of our various current types of preferred stock are described below.

           PREVIOUSLY ISSUED SERIES OF PREFERRED STOCK. We previously designated various series of preferred stock, including Series A, Series B, Series C, Series D-1 and Series D-2. All of the previously issued shares of Series A, Series B, Series C, Series D-1 and Series D-2 Preferred Stock have been converted into shares of our common stock and therefore are no longer outstanding.

           In conjunction with the original issuance of the Series A Preferred Stock, we and certain holders of our common stock (Mitchell Rubenstein, Laurie
S. Silvers, Martin H. Greenberg and Gannett Co., Inc. (as successor to Asbury Park Press, Inc.)) agreed that one nominee of Tekno Simon, LLC, the holder of the Series A Preferred Stock, would be appointed to the Board of Directors.

These shareholders agreed to vote their shares for election of this nominee. The current nominee is Deborah J. Simon, who was first appointed to the Board of Directors in November 1996.

ANTI-TAKEOVER PROVISIONS

           We have various measures in place that could discourage, delay or prevent a change in control even if the holders of our common stock would prefer a change. These measures include:

      o POWERTO ISSUE BLANK CHECK PREFERRED STOCK. Our Third Amended and Restated Articles of Incorporation authorize the issuance of "blank check" preferred stock with designations, rights and preferences as may be determined from time to time by our Board of Directors.

      o SHAREHOLDERS' RIGHTS PLAN. In August 1996, we adopted a shareholders' Rights Plan entitling each share of our common stock to certain rights. On October 18, 1999, we amended the shareholders' Rights Plan. Pursuant to the terms of the original shareholders' Rights Plan, the Board of Directors of Hollywood Media declared a dividend of one right for each share of common stock outstanding as of September 4, 1996. Pursuant to the terms of the shareholders' Rights Plan, as amended, each Right now entitles the registered holder to purchase from us one one-thousandth (1/1,000) of a share of a new series of preferred shares, designated as Series E Junior Preferred Stock, at a price of $100.00 per one one-thousandth (1/1,000) of a share, subject to certain adjustments. The description and terms of the Rights and the shareholders' Rights Plan, as amended, are set forth in an Amended and Restated Rights Agreement between Hollywood Media and American Stock Transfer & Trust Company, as Rights Agent, dated as of August 23, 1996. The Series E Junior Preferred Stock is non-redeemable and, unless otherwise provided in connection with the creation of a subsequent series of preferred stock, subordinate to any other series of Hollywood Media's preferred stock. The Series E Junior Preferred Stock may not be issued except upon exercise of Rights. Each share of the Series E Junior Preferred Stock will be entitled to receive when, as and if declared, a quarterly dividend in an amount equal to the greater of $0.001 per share and 1,000 times the cash dividends declared on Hollywood Media's common stock. In addition, the Series E Junior Preferred Stock is entitled to 1,000 times any non-cash dividends (other than dividends payable in equity securities) declared on the common stock, in like kind. In the event of liquidation, the holders of Series E Junior Preferred Stock will be entitled to receive for each share, a liquidation payment in an amount equal to the greater of $1,000 or 1,000 times the payment made per share of common stock. Each share of Series E Junior Preferred Stock will have 1,000 votes, voting together with the common stock. In the event of any merger, consolidation or other transaction in which common stock is exchanged, each share of Series E Junior Preferred Stock will be entitled to receive 1,000 times the amount received per share of common stock. The rights of Series E Junior Preferred Stock as to dividends, liquidation and voting are protected by anti-dilution provisions. Fractions of shares of Series E Junior Preferred Stock (other than fractions that are integral multiples of one one-thousandth (1/1,000) of a share) may, at the election of Hollywood Media, be evidenced by depositary receipts. Hollywood Media may also issue cash in lieu of fractional shares which are not integral multiples of one one-thousandth (1/1,000) of a share. The terms of the amended shareholders' Rights Plan grant Hollywood Media's Board of Directors the option, after any person or group acquires beneficial ownership of 15% or more of the voting stock but before there has been a 50% acquisition, to exchange each then valid Right (which would exclude Rights held by the Acquiring Person (as defined in the Amended and Restated Rights Agreement) that have become void) for that number of shares of Hollywood Media's common stock having a fair market value on the date of such 15% acquisition equal to the excess of (i) the value of the shares of Preferred Stock issuable upon exercise of the Right in the event of such acquisition over (ii) the exercise price of the Right, in each case as adjusted. These rights may cause substantial dilution to a person or group that attempts to acquire us in a manner or on terms not approved by the Board of Directors. The shareholders' Rights Plan is intended to encourage a person interested in acquiring us to negotiate with, and to obtain the approval of, the Board of Directors. The shareholders' Rights Plan, however, may discourage a future acquisition of us, including an acquisition in which our shareholders might otherwise receive a premium for their shares.

      o FLORIDA LAWS. Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. We are subject to several anti-takeover provisions under Florida law that apply to public corporations organized under Florida law unless the corporation has elected to opt out of those provisions in its articles of incorporation or its bylaws. We have not elected to opt out of these provisions. The Florida Business Corporation Act prohibits the voting of shares in a publicly held Florida corporation that are acquired in a "control share acquisition" unless the board of directors approves the control share acquisition or the holders of a majority of the corporation's voting shares approve the granting of voting rights to the acquiring party. A "control share acquisition" is defined as an acquisition that immediately thereafter entitles the acquiring party, directly or indirectly, to vote in the election of directors within any of the following ranges of voting power: (i) 1/5 or more but less than 1/3;
            (ii) 1/3 or more but less than a majority; and (iii) a majority or more. There are some exceptions to the "control share acquisition" rules. The Florida Business Corporation Act also contains an "affiliated transaction" provision that prohibits a publicly held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested shareholder" unless (i) the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder; (ii) the corporation has not had more than 300 shareholders of record during the past three years; (iii) the interested shareholder has owned at least 80% of the corporation's outstanding voting shares for at least five years; (iv) the interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares (excluding shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors); (v) consideration is paid to the holders of the corporation's shares equal to the highest amount per share paid by the interested shareholder for the acquisition of the corporation's shares in the last two years or fair market value, and other specified conditions are met; or (vi) the transaction is approved by the holders of two-thirds of the voting shares other than those owned by the interested shareholder. An "interested shareholder" is defined as a person who, together with affiliates and associates, beneficially owns more than 10% of a company's outstanding voting shares. The Florida Business Corporation Act defines "beneficial ownership" in more detail.

                                  LEGAL OPINION

           Jerrold Wish, General Counsel of Hollywood Media, is giving an opinion regarding the validity of the offered shares.

                                     EXPERTS

           The audited financial statements incorporated by reference in this prospectus from Hollywood Media's Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. In May 2002 the audit partner and manager primarily responsible for the audited financial statements incorporated by reference in this prospectus, as well as other personnel of Arthur Andersen's Miami, Florida office, left Arthur Andersen. On May 28, 2002, we filed a Current Report on Form 8-K indicating that we had terminated Arthur Andersen as our auditors and engaged a new auditing firm. Arthur Andersen has advised us that the Securities and Exchange Commission will not allow it to consent to the inclusion of their audit report in a prospectus if the audit partner and manager responsible for the audit are no longer with Arthur Andersen. Accordingly, Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, and we have dispensed with the requirement to file their consent in reliance on Rule 437a under the Securities Act. Because Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP incorporated by reference in this prospectus or any omissions to state a material fact required to be stated therein.

                       WHERE YOU CAN FIND MORE INFORMATION

           We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy any report or document we file at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site located at http://www.sec.gov.

           Quotations for the prices of our common stock appear on the Nasdaq National Market, and reports, proxy statements and other information about us can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

           The SEC allows us to "incorporate by reference" some of the documents we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The documents incorporated by reference are considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this incorporated information.

           We incorporate by reference the following filings into this prospectus:

      (a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

      (b) Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002;

      (c)   Our Current Report on Form 8-K filed on May 23, 2002;

      (d)   Our Current Report on Form 8-K filed on May 28, 2002; and

      (e) All other reports filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the Annual Report referred to in (a) above.

           We also incorporate by reference into this prospectus any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

           We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock covered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all the information set forth in, or annexed as exhibits to, the registration statement, as permitted by the SEC's rules and regulations. For further information with respect to us and the common stock offered under this prospectus, please refer to the registration statement, including the exhibits. Copies of the registration statement, including exhibits, may be obtained from the SEC's public reference facilities listed above upon payment of the fees prescribed by the SEC, or may be examined without charge at these facilities. Statements concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of the document filed as an exhibit to the registration statement. You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial position and results of operations may have changed since that date.

           We will provide, without charge, to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the information incorporated by reference in this prospectus. Exhibits to any of the documents, however, will not be provided unless such exhibits are specifically incorporated by reference into such documents. The requests should be addressed to: Investor Relations Department, Hollywood Media Corp., 2255 Glades Road, Suite 237 West, Boca Raton, Florida 33431, telephone number (561) 998-8000.

           Prospective investors should only rely on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide prospective investors with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to by these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents, regardless of the time of the delivery of this prospectus or any sale of these securities. Our business, financial position and results of operations may have changed since that date.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.             OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

           Hollywood Media Corp. estimates that its expenses in connection with this registration statement will be as follows:


     Securities and Exchange Commission registration fee......   $      487
     Legal fees and expenses..................................       20,000
     Accounting fees and expenses.............................        5,000
     Miscellaneous............................................        2,500
                                                                  ---------
               Total..........................................   $   27,987
                                                                  =========

ITEM 15.             INDEMNIFICATION OF DIRECTORS AND OFFICERS.

           Hollywood Media has authority under Section 607.0850 of the Florida Business Corporation Act (the "FBCA") to indemnify its directors and officers to the extent provided for in the FBCA. Hollywood Media's Third Amended and Restated Articles of Incorporation provide that Hollywood Media shall indemnify and may insure its officers and directors to the fullest extent permitted by law. Hollywood Media may from time to time enter into agreements with each of its directors and executive officers wherein it may agree to indemnify each of them to the fullest extent permitted by law.

           The provisions of the FBCA that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution, and (d) willful misconduct or conscious disregard for the best interests of Hollywood Media in a proceeding by or in the right of Hollywood Media to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws. The effect of the foregoing is to require Hollywood Media to indemnify the officers and directors of Hollywood Media for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Hollywood Media pursuant to the foregoing provisions, Hollywood Media has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

           Pursuant to certain registration rights agreements, each of Hollywood Media and certain of the selling shareholders has agreed to indemnify the others and their directors, officers, agents and representatives (and with respect to the indemnification by Hollywood Media, any underwriters) against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

ITEM 16.             EXHIBITS.

        EXHIBIT
        NUMBER          DESCRIPTION OF EXHIBIT
        ------          ----------------------

          3.1           Third Amended and Restated Articles of Incorporation(1)

          3.2           Bylaws*

          4.1           Form of Common Stock Certificate(2)

          4.2 Amended and Restated Rights Agreement dated as of August 23, 1996 between Hollywood Media and American Stock Transfer & Trust Company, as Rights Agent(4)

          5.1           Opinion and Consent of Counsel*

         10.1 Securities Purchase Agreement, dated as of May 22, 2002, among Hollywood Media Corp., Federated Kaufman Fund, Portside Growth & Opportunity Fund Ltd., Leonardo, L.P., Carpe Diem Long Short Fund, LLC and Mitchell Rubenstein(5)

         10.2 6% Senior Convertible Debenture Due May 2005 issued by Hollywood Media Corp. as of May 22, 2002(5)

         10.3 Registration Rights Agreement, dated as of May 22, 2002, among Hollywood Media Corp., Federated Kaufman Fund, Portside Growth & Opportunity Fund Ltd., Leonardo, L.P., Carpe Diem Long Short Fund, LLC and Mitchell Rubenstein(5)

         10.4           Warrant dated as of May 22, 2002(5)

         23.1 Consent of Counsel (included in the opinion filed as Exhibit 5.1 to this registration statement)*

         24.1           Power of Attorney (included on signature pages hereof)


---------------------------------------
* Filed as an exhibit to this Form S-3 Registration Statement.

(1) Incorporated by reference from the exhibit filed with Hollywood Media's Annual Report on Form 10-K for the year ended December 31, 2000.

(2) Incorporated by reference from the exhibit filed with Hollywood Media's Registration Statement on Form SB-2 (No. 33-69294).

(3) Incorporated by reference from the exhibits to Hollywood Media's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001.

(4) Incorporated by reference from exhibit 1 to Hollywood Media's Current Report on Form 8-K filed on October 20, 1999.

(5) Incorporated by reference from the exhibits to Hollywood Media's Current Report on Form 8-K filed on May 23, 2002.

ITEM 17.             UNDERTAKINGS.

           (a) RULE 415 OFFERING. The undersigned Registrant hereby undertakes to:

                (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act.

                     (ii) Reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                     (iii) Include any additional or changed material information on the plan of distribution.

                (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

           (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Hollywood Media pursuant to the foregoing provisions, or otherwise, Hollywood Media has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Hollywood Media of expenses incurred or paid by a director, officer, or controlling person of Hollywood Media in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Hollywood Media will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

           (c) FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE. The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Hollywood Media's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (d) The undersigned Registrant hereby undertakes that:

                     (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                     (ii) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Boca Raton, State of Florida, on this 21st day of June, 2002.

                          HOLLYWOOD MEDIA CORP.

                          By: /s/  Mitchell Rubenstein
                              -------------------------------------------------
                              Mitchell Rubenstein
                              Chairman of the Board and Chief Executive Officer

           Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                                POWER OF ATTORNEY

           KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below on this registration statement hereby constitutes and appoints Mitchell Rubenstein and Laurie S. Silvers, each of them singly, his or her true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents to be filed in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and he or she hereby ratifies and confirms all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                               TITLE                              DATE
                      ---------                                               -----                              ----
  /s/  Mitchell Rubenstein                      Chairman of the Board and Chief Executive Officer            June 21, 2002
-----------------------------------------       (Principal executive, financial and accounting
Mitchell Rubenstein                             officer)


  /s/ Laurie S. Silvers                         Vice Chairman of the Board, President and Secretary          June 21, 2002
-----------------------------------------
Laurie S. Silvers


  /s/  Dr. Martin H. Greenberg                  Chief Executive Officer of Tekno Books and Director          June 21, 2002
-----------------------------------------
Dr. Martin H. Greenberg


  /s/  Harry T. Hoffman                         Director                                                     June 21, 2002
-----------------------------------------
Harry T. Hoffman


  /s/  Deborah J. Simon                         Director                                                     June 21, 2002
-----------------------------------------
Deborah J. Simon


  /s/  Bryon Rubin                              Director                                                     June 21, 2002
-----------------------------------------
Bryon Rubin


  /s/  Peter H. Glusker                         Director                                                     June 21, 2002
-----------------------------------------
Peter H. Glusker


  /s/  Robert E. McAllan                        Director                                                     June 21, 2002
-----------------------------------------
Robert E. McAllan

                                  EXHIBIT INDEX

        EXHIBIT
         NUMBER          DESCRIPTION OF EXHIBIT
         ------          ----------------------

          3.2            Bylaws

          5.1            Opinion and Consent of Counsel

          23.1 Consent of Counsel LLP (included in the opinion filed as Exhibit 5.1 to this registration statement)

          24.1           Power of Attorney (included on signature pages hereof)